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EXHIBIT 23.2   CONSENT OF KPMG LLP




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                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------


Board of Directors
New York Community Bancorp, Inc.


      We consent to the incorporation by reference in this Registration Statement Form S-8 of New York Community Bancorp, Inc. (formerly Queens County Bancorp, Inc.) of our report dated January 18, 2000, relating to our audit of the consolidated statements of financial condition of Queens County Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report and is incorporated by reference in the December 31, 1999 Annual Report on form 10-K filed of Queens County Bancorp, Inc.




/s/ KPMG LLP

New York, New York
December 14, 2000